Exhibit 99.1

Sunrun, SK E&S And Affiliates Form Electrification Venture

To Create Energy System Of The Future

SAN FRANCISCO, July 29, 2020 (GLOBE NEWSWIRE) - Sunrun Inc. (Nasdaq:RUN), the nation’s leading home solar, battery storage and energy services company, and SK E&S and other affiliated companies, a top global energy and technology company, today announced they have co-invested in a new venture with plans to electrify the home. This partnership will use the resources and knowledge base of both well-established companies to advance the development of a modern energy system.

Using Sunrun’s existing home solar and battery business as a starting place for establishing long-term customer relationships, this partnership will execute on its ambitious plans to electrify the whole home and contribute to Sunrun’s mission to create a planet run by the sun. Sunrun’s 20-plus year customer relationships offer future opportunities to engage consumers and fully electrify the home through additional products and services.

“We need to quickly move away from using unreliable, expensive, and polluting energy sources to power our homes and transportation system,” said Lynn Jurich, CEO and Co-founder of Sunrun. “Our partnership with SK Group will help pave the way for a future where energy consumers have a completely electrified home that is powered by more reliable, local, affordable, and clean energy from Sunrun’s rechargeable solar battery systems.”

The initial investments from Sunrun and SK E&S and other affiliated companies will go toward forming a new company that will conduct research and development activities to accelerate the adoption of renewables, the electrification of homes, and the transition to a connected and distributed energy system. The new company will initially target the US residential market, and it expects to expand internationally over time.

“Given the trend toward 3D (decarbonization, decentralization, digitalization), we have been and will continue to be an active player in the Energy Solutions field,” said Daejin Choi, Senior Vice President of Energy Solution Group at SK E&S. “We believe our partnership with Sunrun can help provide a cleaner, smarter, brighter energy solution service to end-users.”

The electrification venture will have an initial contribution of $150 million, with SK E&S and other affiliated companies investing $75 million in cash and Sunrun investing $65 million in cash and advisory services valued at $10 million. Each entity will have equal ownership of the venture. Additionally, SK E&S will purchase $75 million of Sunrun common stock at a previously agreed multiple of the 30-day volume-weighted average price. As of the market close on July 28, this represents $36.15 per share. SK E&S and other affiliated companies and Sunrun anticipate achieving a return of multiples more than the invested capital as the venture commercializes solutions that enable a smart energy system of the future.

About Sunrun

Sunrun Inc. (Nasdaq:RUN) is the nation’s leading residential solar, storage and energy services company. With a mission to create a planet run by the sun, Sunrun has led the industry since 2007 with its solar-as-a-service model, which provides clean energy to households with little to no upfront cost and at a saving compared to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers a home solar battery service, Sunrun Brightbox, that manages household solar energy, storage and utility power. For more information, please visit: www.sunrun.com.

About SK E&S

SK E&S, based in Seoul, South Korea, is an affiliate of SK Group, one of the country’s top three industrial conglomerates with over $140 billion in annual global revenue and more than 100,000 employees worldwide. SK E&S has completed LNG Value Chain from upstream to downstream and has secured the largest city gas market share in the nation. The company is also engaging in district heating and cooling, gas-fueled electricity generation, LNG import, and renewable energy, as well as energy solution business. The company is focusing on the development of overseas businesses and laying the foundation for its emergence as a comprehensive energy service provider in the world by, for example, the expansion of the company’s reach to other global energy markets such as the U.S. For more information on SK E&S, visit http://www.skens.com/

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations as to opportunities for the joint venture to electrify the whole home, expected benefits of the joint venture, plans for future capital contributions to the venture, expectation for return on invested capital, and our other initiatives. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: closing the financing transaction described herein; the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; the impact of COVID-19 on the Company and its business and operations; worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence and spending; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; our continued ability to manage costs associated with solar service offerings, our business plan and our ability to effectively manage our growth and labor constraints, and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contacts

Patrick Jobin

Sunrun

SVP, Finance & Investor Relations

investors@sunrun.com

415-373-5206

Andrew Newbold

Sunrun

Director of Communications

press@sunrun.com

816-516-5809